Exhibit 10.3

INTEGRYS ENERGY GROUP, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

The Company hereby adopts the Integrys Energy Group, Inc. Executive Change in Control Severance Plan for the benefit of certain employees of the Company and its Subsidiaries, on the terms and conditions hereinafter stated.  The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of a covered termination of employment.  The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

SECTION 1. PARTICIPATION

Participation in the Plan is limited to those Executives who are specifically designated for participation by the Compensation Committee of the Board.

SECTION 2. EMPLOYMENT FOLLOWING A CHANGE IN CONTROL

The Executive will have no right to claim benefits under this Plan if the Company continues (or causes the Subsidiary that employed the Executive immediately prior to the Change in Control to continue) the employment of the Executive during the Employment Period in accordance with the following terms:

2.1 Duties.  The Executive is employed in the same capacities and positions held by the Executive at the time of the Change in Control or in such other capacities and positions as may be agreed to by the Company and the Executive in writing.  The Executive’s services are to be rendered in the same metropolitan area in which the Executive was employed during the one hundred eighty (180) day period prior to the time of such Change in Control, or in such other place or places as shall be mutually agreed upon in writing by the Executive and the Company from time to time.  Without the Executive’s consent the Executive shall not be required to be absent from such metropolitan area more than forty-five (45) days in any fiscal year of the Company.

2.2 Compensation.

(a) The Executive shall receive, at reasonable intervals (but not less often than monthly) and in accordance with such standard policies as may be in effect immediately prior to the Change in Control, an annual base salary in cash equivalent of not less than the Executive’s highest annual base salary as in effect during the one hundred eighty (180) day period immediately prior to the Change in Control, subject to any deferral election then in effect and subject to adjustment as hereinafter provided.

(b) The Executive shall be included, to the extent eligible thereunder (which eligibility shall not be conditioned on the Executive’s salary grade or on any other requirement which excludes persons of comparable status to the Executive unless such exclusion was in

Version 12/2009

effect for such plan or an equivalent plan immediately prior to the Change in Control), in any and all plans providing benefits for the Company’s (or the employing Subsidiary’s) salaried employees in general, including but not limited to retirement, savings, group life insurance, hospitalization, medical, dental, profit sharing and stock bonus plans.

(c) The Executive shall annually be entitled to not less than the amount of paid vacation and not fewer than the number of paid holidays to which the Executive was entitled annually at any time during the one hundred eighty (180) day period immediately prior to the Change in Control or such greater amount of paid vacation and number of paid holidays as may be made available annually to other executives of the Company (or the employing Subsidiary) of comparable status and position to the Executive.

(d) The Executive shall be included in all plans providing additional benefits to executives of the Company (or the employing Subsidiary) of comparable status, position (and where applicable, hire date) to the Executive, including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, pension restoration, stock option, stock appreciation, stock bonus and similar or comparable plans; provided, that, in no event shall the aggregate level of benefits under such plans be less than the aggregate level of benefits under plans of the Company (or the employing Subsidiary) of the type referred to in this Section 2.2(d) in which the Executive was participating at any time during the one hundred eighty (180) day period immediately prior to the Change in Control; and provided, further, that the Company’s obligation to include the Executive in bonus or incentive compensation plans shall be determined by Section 2.2(e) hereof.

(e) The Executive shall be included in any annual or long-term or other bonus plan of the Company (or the employing Subsidiary) which shall satisfy the standards described below (such plan, the “Bonus Plan”) if the Executive was participating in a bonus plan or plans of the Company or Subsidiary in effect at any time during the one hundred eighty (180) day period immediately prior to the Change in Control.  Bonuses under any such Bonus Plan shall be payable with respect to achieving such financial or other goals reasonably related to the business of the Company (or the employing Subsidiary) as the Company (or the employing Subsidiary) shall establish (the “Goals”), all of which Goals shall be attainable, prior to the end of the Employment Period, with approximately the same degree of probability as the goals under any bonus plan or plans of the Company (or the employing Subsidiary) as in effect at any time during the one hundred eighty (180) day period immediately prior to the Change in Control (whether one or more, the “Prior Bonus Plan”) and in view of the Company’s (or the employing Subsidiary’s) existing and projected financial and business circumstances applicable at the time.  The amount of the bonus (the “Bonus Amount”) that the Executive is eligible to earn under any such Bonus Plan shall be no less than the amount of the Executive’s target award provided in such Prior Bonus Plan, and in the event the Goals are not achieved such that the entire target award is not payable, any such Bonus Plan shall provide for a payment of a Bonus Amount equal to a portion of the target award reasonably related to that portion of the Goals which were achieved; provided that for purposes of determining whether the Bonus Amount that the Executive is eligible to earn under any such Bonus Plan that provides for equity awards is no less than the Executive’s target award provided in the Prior Bonus Plan, the evaluation will be based on the financial accounting expense (under Statement of Financial Accounting Standard No. 123 or successor thereto) of the opportunity, assuming target levels of performance.

2.3 Annual Compensation Adjustments.  The Compensation Committee of the Board  (or the applicable committee of the employing Subsidiary) will consider and appraise, at least annually, the contributions of the Executive to the Company and the Subsidiaries, and in accordance with the Company’s (or the employing Subsidiary’s) practice prior to the Change in Control, due consideration shall be given to the upward adjustment of the Executive’s base compensation rate, at least annually, (a) commensurate with increases generally given to other executives of the Company (or the employing Subsidiary) of comparable status and position to the Executive, and as the scope of the Company’s (or the employing Subsidiary’s) operations or the Executive’s duties expand.

SECTION 3. BENEFITS FOLLOWING A COVERED TERMINATION

3.1 In General.  Except as otherwise provided and subject to the limitations specified in the Plan, an Executive who is participating in the Plan shall be entitled to the benefits described in this Section 3 if each of the following conditions are satisfied:

(i)	the Executive’s employment with the Company and its Subsidiaries is terminated in a Covered Termination;

(ii)	the Executive executes (and does not revoke during any applicable revocation period) a Release of Claims in accordance with Section 3.3; and

(iii)	the Executive complies with all other requirements of the Plan, including, without limitation, the requirements of Section 6.

If the Executive’s employment with the Company and its Subsidiaries is terminated other than pursuant to a Covered Termination, or if the Executive fails to satisfy all of the conditions specified in the Plan, no benefits shall be payable under the Plan.

3.2 Benefits.  Except as otherwise provided and subject to the limitations specified in the Plan, an Executive who has satisfied the conditions set forth in Section 3.1 shall be entitled to the following benefits:

(a) Severance Payment.  The Company shall pay to the Executive a lump sum severance payment.  The severance payment will be paid to the Executive in cash on the last business day of the seventh month following the month in which occurs the Executive’s Separation from Service.  The severance payment will be in lieu of, and acceptance by the Executive of the severance payment shall constitute the Executive’s release of any rights of the Executive to, any other severance or termination payments under any Company or Subsidiary severance policy, practice or agreement.  The severance payment shall be an amount equal to the product of (i) and (ii) below:

(i)	the Executive’s Severance Multiple, and

(ii)	the Executive’s Eligible Pay.

(b) Annual Bonus.  If the Executive was participating in an annual incentive program for the year in which occurs the Executive’s Termination of Employment, the Executive will be entitled to the greater of (i) the annual incentive amount (if any) to which the Executive is entitled to receive for the year in which the Executive’s Termination of Employment occurs as determined pursuant to the terms of the annual incentive plan, or (ii) an amount equal to the product of (A) the annual incentive payment to which the Executive would have been entitled under such annual incentive program for the year in which the Executive’s Termination of Employment occurs assuming continued employment and target level of performance, and (B) a fraction, the numerator of which is the portion of the annual incentive period that precedes the Executive’s Termination Date, and the denominator of which is the complete annual performance period.  Payment shall be made at the same time as payment is made under the annual incentive plan, which shall occur no earlier than January 1 and no later than March 15 following the end of the performance period.  For purposes of determining the number of complete months of employment completed by the Executive prior to the Executive’s Termination Date, a period of fifteen (15) or more calendar days of employment shall be considered a full month of employment, and a period of fourteen (14) or fewer days of employment shall be disregarded.  This Section 3.2(b) applies only to the annual bonus award opportunity.  It does not apply to the long-term incentive awards, equity awards or any other bonus opportunity.

(c) Benefit Continuation.  Commencing with the Executive’s Termination Date and continuing until the first to occur of (i) that number of years (including any fractions of a year) equal to the Executive’s Severance Multiple has elapsed, e.g., if the Executive’s Severance Multiple is 1.5, until one and one-half years has elapsed from the Executive’s Termination Date, (ii) the last day of the Employment Period, or (iii) the date on which the Executive has obtained new employment and is covered by hospitalization, medical, dental and vision programs which in the aggregate are at least equal in value to the following benefits (the “Welfare Benefit Continuation Period”), the Company shall provide to the Executive (and to any eligible dependent entitled to claim under or through such Executive), at the Company’s expense, all Company-paid benefits under either:

(i)
the group hospitalization, medical, dental and vision plans of the Company or a Subsidiary in which the Covered Executive (and any eligible dependent entitled to claim under or through the Executive) was participating immediately prior to the Executive’s Covered Termination, or

(ii)	such group hospitalization, medical, dental and vision programs as they are subsequently modified for salaried employees of the Company and its Subsidiaries.

Notwithstanding the foregoing, if the coverage that would otherwise be provided to the Executive (and any eligible dependent entitled to claim under or through the Executive) is coverage under an insured product that at any point following the Executive’s Termination of Employment and prior to expiration of the Welfare Benefit Continuation Period, is not available or for which the Executive is not eligible, the Company shall provide, for the remainder of the Welfare Benefit Continuation Period, coverage under an alternate program that is available through the Company or a Subsidiary.  The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code (“COBRA”) shall commence at the Executive’s Termination Date, and shall run concurrently with the Welfare Benefit Continuation Period.  If the Welfare Benefit Continuation Period is longer than the COBRA continuation period, and if such hospitalization, medical, dental or vision coverage is provided under a plan that is subject to Section 105(h) of the Code, benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv)(A) and (B) and, if necessary, the Company or applicable Subsidiary shall amend such plan to comply therewith.  The Executive shall be responsible for any income and/or employment taxes that may be due and payable with respect to the coverage provided to the Covered Executive during the Welfare Benefit Continuation Period.

(d) Outplacement Assistance.  The Executive shall receive, at the expense of the Company, outplacement services, on an individualized basis at a level of service commensurate with the Executive’s status with the Company immediately prior to the Change in Control (or, if higher, immediately prior to the termination of the Executive’s employment), provided by a nationally recognized executive placement firm selected by the Company; provided that the availability of outplacement services shall not extend beyond December 31 of the second calendar year following the calendar year in which occurs the Executive’s Separation from Service; and provided further, that the cost to the Company of such services shall not exceed fifteen percent (15%) of the Executive’s annual base salary in effect immediately prior to the Change in Control.

(e) Consulting, Legal and Accounting Advice.  In addition to any reimbursement to which the Executive may become entitled pursuant to Section 8.12, the Company shall reimburse the Executive for up to $10,000 in the aggregate of fees and expenses of consultants and/or legal or accounting advisors engaged by the Executive to advise the Executive as to matters relating to the computation of benefits due and payable under the Plan.  Such reimbursement shall be made within ten (10) days after the Executive’s written request therefore and the submission of appropriate documentation supporting the requested reimbursement (but in no event later than the end of the calendar year following the calendar year in which such expenses are incurred).

3.3 Additional Conditions to Executive Benefit Entitlement.  An Executive who incurs a Covered Termination during the Employment Period shall be eligible to receive the payments and benefits described in the Plan only if the Executive, within forty-five (45) days following such Executive’s Termination Date, executes a Release of Claims in the form required by the Company and such Release of Claims becomes effective and is not revoked by the Executive during any applicable revocation period.  If the Executive does not execute and return such Release of Claims such that it does not become effective within the aforesaid period, or if the Executive revokes the Release of Claims during any applicable revocation period, the Executive shall not be entitled to any payments or benefits under this Plan.  In addition, any payments and/or benefits to which the Executive would otherwise be entitled under this Plan shall not be paid, or benefits shall cease, if the Executive breaches any of the covenants set forth in Section 5 of the Plan, and to the extent that such benefits have already been paid as of the date on which the Executive breaches any of the covenants set forth in Section 6 of the Plan, the Executive shall be obligated to repay to the Company any severance payments that the Executive has received pursuant to Section 3.2(a).

3.4 409A.  The Company and the Covered Executive agree that to the extent Code Section 409A applies to this Agreement, the Agreement shall be interpreted and administered in accordance with the requirements of Code Section 409A so that there will not be a Plan failure under Code Section 409A(a)(1), and all amounts payable hereunder shall be distributed only in compliance with the requirements of Code Section 409A, including by way of example and without limitation, Code Section 409A(2)(A)(i), which prohibits the distribution of certain compensation subject to Code Section 409A to a “specified employee” of a publicly traded company, in the case of a distribution that occurs by reason of the employee’s separation of service other than death, from occurring any earlier than six months after the date of such separation of service.

SECTION 4. LIMITATION ON BENEFITS

(a) In General.  Notwithstanding any other provision of this Plan, if any portion of the payments or benefits under this Plan, or under any other agreement with or plan of the Company or its Subsidiaries (in its aggregate, “Total Payments”), would constitute an “excess parachute payment” that is subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Total Payments to be made to the Executive shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code; provided that the foregoing reduction in the amount of Total Payments shall not apply if the after-tax value to the Executive of the Total Payments prior to reduction in accordance with this Section 4 is greater than the after-tax value to the Executive if Total Payments are reduced in accordance with this Section 4.

(b) Operational Rules.  The terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code, and such “parachute payments” shall be valued as provided therein.  Present value shall be calculated in accordance with Section 280G(d)(4) of the Code.  Upon notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code, the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and acceptable to the Executive in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth:  (i) the amount and present value of any excess parachute payments determined without regard to the limitations of this Section 4, (ii) the after-tax value of the Total Payments if the reduction in Total Payments contemplated under this Section 4 did not apply, and (iii) the after-tax value of the Total Payments taking into account the reduction in Total Payments contemplated under this Section 4.  For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive.  For purposes of determining the after-tax value of Total Payments, the Executive shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the determination is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the

Executive’s domicile for income tax purposes on the date the determination is to made, net of the maximum reduction in federal income taxes that may be obtained from deduction of such state and local taxes.  The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive.  If such opinion determines that there would be an excess parachute payment and that the after-tax value of the Total Payments taking into account the reduction contemplated under this Section 3 is greater than the after-tax value of the Total Payments if the reduction in Total Payments contemplated under this Section 4 did not apply, then the payments or benefits determined by such counsel to be includible in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment.  Such reduction shall be achieved by reducing or eliminating payments or benefits in the manner that produces the highest economic value to the Executive; provided that in the event it is determined that the foregoing methodology for reduction would violate Code Section 409A, the reduction shall be made pro rata among the benefits and/or payments (on the basis of the relative present value of the parachute payments).  If such National Tax Counsel so requests in connection with the opinion required by this Section 4, the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive.  If the provisions of Sections 280G and 4999 of the Code are repealed without succession, then this Section 4 shall be of no further force or effect.

SECTION 5. PLAN ADMINISTRATION

5.1 Plan Administrator Authority.  The Plan Administrator has the discretionary authority and control to:  administer the Plan; interpret the Plan; prescribe, amend and rescind rules and regulations under the Plan; and to make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

5.2 Delegation.  The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

5.3 Professional Services.  The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.  The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses thereof shall be borne by the Company.

5.4 Restrictions Following a Change in Control.  Following the occurrence of a Change in Control, the Company may not remove from office the individual or individuals who served as Plan Administrator immediately prior to the Change in Control; provided, however, if any such individual(s) ceases to be affiliated with the Company, e.g., the member of the Compensation Committee of the Board immediately prior to the Change in Control cease to be affiliated with the Company, the Company may appoint another individual or individuals as Plan

Administrator so long as the substitute Plan Administrator consists solely of an individual or individuals who (a) were officers of the Company immediately prior to the Change in Control, (b) were directors of the Company immediately prior to the Change in Control and are not affiliated with the acquiring entity in the Change in Control or (c) were selected or approved by an officer or director described in clause (a) or (b).

SECTION 6. FURTHER OBLIGATIONS OF THE EXECUTIVE

In consideration of the Executive being designated for participation in the Plan, the Executive agrees as follows:

6.1 Competition.  In the event of any Covered Termination where the Executive is entitled to the benefits described in Section 3, the Executive shall not, for a period expiring one year after the Executive’s Termination Date, without the prior written approval of the Board, participate in the management of, be employed by or own any business enterprise at a location within the United States that engages in substantial competition with the Company or its Subsidiaries, where the operating revenues of the Company or its Subsidiaries from activities in competition with such entity amount to ten percent (10%) or more of the total operating net revenues of the Company or its Subsidiaries for its most recently completed fiscal year prior to the Termination Date; provided, however, that nothing in this Section 6.1 shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent (5%) of the outstanding capital stock of such competitor.

6.2 Confidentiality.  During and following the Executive’s employment by the Company and its Subsidiaries, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company or its Subsidiaries, except to the extent authorized in writing by the Board or required by any court or administrative agency, other than to an employee of the Company or a Subsidiary or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company or a Subsidiary.  Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company and its Subsidiaries.  All records, files, documents and materials, or copies thereof, relating to the business of the Company and its Subsidiaries which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and/or applicable Subsidiary and shall be promptly returned to the Company or applicable Subsidiary upon termination of employment with the Company and the Subsidiaries.

6.3 Nonsolicitation.  During the Executive’s employment and for a period of one year following the Executive’s Termination Date, the Executive shall not directly or indirectly without the express written approval of the Board, solicit any customer of the Company or a Subsidiary, or any person or entity who is reasonably expected to become a customer, or any employee of the Company or a Subsidiary, for any commercial pursuit that is or will be in substantial competition with the Company or a Subsidiary.  Similarly, during and for a period of one year following the Executive’s Termination Date, the Executive shall not directly or indirectly solicit or induce, or attempt to induce, any employees, agents, or consultants of the

Company or a Subsidiary to leave the employ of the Company or a Subsidiary, or to do anything for which the Executive is restricted by doing directly, nor shall the Executive, directly or indirectly, offer or aid others to offer employment to or interfere or attempt to interfere with any employees, agents or consultants of the Company or a Subsidiary.

6.4 No Disparagement.  During and following the Executive’s employment with the Company or a Subsidiary, the Executive shall not, in any public forum, or in any communication with the press or in any other media (including electronic) or with any customer or prospective customer of the Company or a Subsidiary, criticize or otherwise make any statement which disparages or is derogatory of the Company or a Subsidiary or any of their respective officers, employees or directors.

SECTION 7. PLAN MODIFICATION OR TERMINATION

7.1 Prior to Change in Control.  The Company, by action of the Compensation Committee of the Board, may, at any time prior to the occurrence of a Change in Control, amend or terminate the Plan.  Notwithstanding the foregoing, any amendment to the Plan (including, without limitation, an amendment to Appendix A to terminate an Executive’s participation in the Plan), that is adverse to the interests of an Executive shall not be given effect with respect to that Executive if a Change in Control occurs within the one hundred eighty (180) day period immediately following the date on which the amendment is adopted.

7.2 During the Employment Period Following a Change in Control.  The Plan may not be terminated during the Employment Period.  The Plan may be amended by the Board during the Employment Period; provided, however, that the Plan may not be amended during the Employment Period if such amendment would in any manner be adverse to the interests of any participating Executive.  For the avoidance of doubt, (a) any action taken during the Employment Period to cause an Executive who is participating in the Plan immediately prior to the occurrence of a Change in Control to no longer be designated as eligible for the Plan, or to decrease the payments or benefits for which an Executive is or may become eligible, and (b) any amendment to this Section 6 during the Employment Period shall be treated as an amendment to the Plan which is adverse to the interests of the Executive.

7.3 Following Expiration of the Employment Period.  The Company, by action of the Board, may, at any time following expiration of the Employment Period, amend or terminate the Plan; provided that no such amendment or termination shall be adverse to the interests of an Executive who incurred a Covered Termination during the Employment Period.

SECTION 8. GENERAL PROVISIONS

8.1 No Assignment.  Except as otherwise provided herein or by law, no right or interest of any Executive under the Plan shall be assignable or transferrable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Executive under the Plan shall be liable for, or subject to, any obligation or liability of such Executive.

8.2 Other Severance Benefits.  An Executive who is entitled to severance benefits under this Plan is not entitled to any severance benefits under any other plan, program or arrangement of the Company or a Subsidiary.

8.3 Plan Not Contract of Employment.  Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Executive, or any person whomsoever, the right to be retained in the service of the Company or a Subsidiary, and all Executives shall remain subject to discharge to the same extent as if the Plan had never been adopted.

8.4 Severability.  If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

8.5 Successors and Assigns.  If the Company sells, assigns or transfers all or substantially all of its business and assets to any Person or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any Person (any such event, a “Sale of Business”), then the Company shall assign all of its right, title and interest in the Plan as of the date of such event to such Person, and the Company shall cause such Person, by written agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company.  Failure of the Company to obtain such agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting “Good Reason” hereunder, except that for purposes of implementing the foregoing the date upon which such Sale of Business becomes effective shall be deemed the Termination Date.  In case of such assignment by the Company and of assumption and agreement by such Person, as used in this Agreement, “Company” shall thereafter mean such Person which executes and delivers the agreement provided for in this Section 8.5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such Person.  The Executive shall, in his or her discretion, be entitled to proceed against any or all of such Persons and the Company (as so defined) in any action to enforce any rights of the Executive hereunder.  Except as provided in this Subsection, the Plan shall not be assignable by the Company.  The Plan shall not be terminated by the voluntary or involuntary dissolution of the Company.

8.6 Death Benefits.  If an Executive shall die after having incurred a Covered Termination, all accrued but unpaid amounts to which the Executive is entitled under this Plan,

shall be paid to the Executive’s beneficiary or, if none to the executor, personal representative or administrators of the Executive’s estate; provided that the Executive’s estate otherwise complies with the requirements of this Plan, including the requirement to execute and not revoke a Release of Claims; and provided further that the Company shall continue to provide benefit continuation in accordance with Section 3.2(c) to any eligible dependents of the Executive to the same extent that such dependents would have been entitled to coverage if the Executive had not died.

8.7 Headings Not Part of Plan.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

8.8 No Interest in Company or Subsidiary Assets.  The Plan shall not be required to be funded unless such funding is directed by the Board.  Regardless of whether the Plan is funded, no Executive shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan, or to the assets of any Subsidiary.

8.9 Notices.  Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid (or such local equivalent thereof), addressed to the intended recipient at his, her or its last known address; provided that notices to the Company shall be addressed to the Company’s Vice President of Human Resources (or if the sender of the notice is the Vice President of Human Resources, the President of the Company).

8.10 Illinois Law.  This Plan shall be construed and enforced according to the laws of the State of Illinois, without reference to conflict of law principles thereof, to the extent not preempted by federal law or other applicable local law, which shall otherwise control.

8.11 Tax Reporting and Withholding.  All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator, or as required by applicable law.

8.12 Expenses and Interest.  If, after a Change in Control, (a) a dispute arises with respect to the enforcement of the Executive’s rights under the Plan or (b) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as the Executive is not acting in bad faith, the Executive shall recover from the Company any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of such dispute, legal or arbitration proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by US Bank Milwaukee, National Association, Milwaukee, Wisconsin, or any successor thereto, from time to time as its prime or base lending rate from the date that payments to him should have been made under this Agreement.  Within ten (10) days after the Executive’s written request therefore (but in no event later than the end of the calendar year following the calendar year in which such Expense is incurred), the Company shall reimburse the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive’s reasonable Expenses.

SECTION 9. CLAIM AND APPEAL PROCEDURE

9.1 Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator
Integrys Energy Group Inc.
130 East Randolph Dr.
Chicago, IL  60601
Attention:  Vice President of Human Resources

Any application or inquiry involving the Vice President of Human Resources shall be addressed to the attention of the President of Integrys Energy Group, Inc.

9.2 Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial.  The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application.  If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied.  The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

9.3 Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied).  The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim.  A request for a review shall be in writing and shall be addressed to:

Plan Administrator
Integrys Energy Group Inc.
130 East Randolph Dr.
Chicago, IL  60601
Attention:  Vice President of Human Resources

Any request involving the Vice President of Human Resources shall be addressed to the attention of the President of Integrys Energy Group, Inc.

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

9.4 Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  The Plan Administrator will give prompt, written notice of his or her decision to the applicant.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.  If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 8.4 the application will be deemed denied on review.

9.5 Rules and Procedures.  The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

9.6 Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 9.1 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 9.3 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 9.4 above).

SECTION 10. DEFINITIONS

For purposes of the Plan, the following terms have the meanings set forth below.

10.1 “Act”.  The Securities Exchange Act of 1934, as amended.

10.2 “Affiliate”.  With respect to any Person, the term “Affiliate” means any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the first Person.

10.3 “Associate”.  When used to indicate a relationship with any Person, the term “Associate” means:

(a)
any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities;

(b)	any trust or other estate in which such Person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

(c)	any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the registrant or any of its parents or subsidiaries.

10.4 “Beneficial Owner”.  A Person shall be deemed to be the “Beneficial Owner” of any securities:

(a)
which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (i) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or (ii) securities issuable upon exercise of any rights agreement that the Company may have in effect at a time before the issuance of such securities;

(b)
which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (b) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding:  (i) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act, and (ii) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or

(c)
which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Subsection 10.4(b) above) or disposing of any voting securities of the Company.

10.5 “Board”.  The Board of Directors of the Company.

10.6 “Cause”.  “Cause” for termination by the Company or a Subsidiary of an Executive’s employment in connection with or following a Change in Control shall be limited to any of the following:

(a)
the engaging by the Executive in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Company and/or a Subsidiary, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative;

(b)
conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal) which substantially impairs the Executive’s ability to perform his duties or responsibilities;

(c)	continuing willful and unreasonable refusal by the Executive to perform the Executive’s duties or responsibilities (unless significantly changed without the Executive’s consent); or

(d)	a material violation of the Company’s Code of Conduct (or the code of conduct of the Subsidiary that employs the Executive).

10.7 “Change in Control”.  A “Change in Control” shall be deemed to have occurred if any of the following occur:

(a)
any Person (other than any employee benefit plan of the Company or of a Subsidiary, any Person organized, appointed or established pursuant to the terms of any such benefit plan or any trustee, administrator or fiduciary of such a plan) is or becomes the Beneficial Owner of securities of the Company representing at least thirty percent (30%) of the combined voting power of the Company’s then outstanding securities;

(b)	one-half or more of the members of the Board are not Continuing Directors;

(c)
there shall be consummated any merger, consolidation, or reorganization of the Company with any other corporation as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of the Company other than a shareholder who is an Affiliate or Associate of any party to such consolidation or merger;

(d)
there shall be consummated any merger of the Company or share exchange involving the Company in which the Company is not the continuing or surviving corporation other than a merger of the Company in which each of the holders of the Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(e)
there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to a Person which is not a wholly owned Subsidiary of the Company; or

(f)	the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

10.8 “Code”.  The Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.  Any reference to a particular provision of the Code includes any successor provision thereto.

10.9 “Company”.  Integrys Energy Group, Inc., or any successors thereto.

10.10 “Continuing Director”.  The term “Continuing Director”, with respect to an Executive,  means:

(a)	any member of the Board of Directors of the Company who was a member of such Board on the effective date of the Executive’s participation in the Plan;

(b)	any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on such Board; and

(c)	additional directors elected or recommended for membership by a majority of the Continuing Directors then on such Board.

10.11 “Covered Termination”.  Any Termination of Employment that occurs on or after the date on which a Change in Control has occurred and prior to the end of the Employment Period.  In addition, if (a) a Change in Control shall occur, and (b) the Executive’s employment with the Company or a Subsidiary shall have been terminated by the Company or the Subsidiary (other than a termination due to the Executive’s death or as a result of the Executive’s disability) during the period of one hundred eighty (180) days prior to the date on which the Change in Control shall occur, and (c) the Executive was a participant in the Plan immediately prior to the date on which the Executive’s employment with the Company or Subsidiary shall have been terminated by the Company or Subsidiary, then for all purposes of this Agreement such termination of employment shall be deemed a “Covered Termination” unless it shall be reasonably demonstrated by the Company that such termination of employment:

(a) shall not have been at the request of a third party who had taken steps reasonably calculated to effect a Change in Control; or

(b) shall not otherwise have arisen in connection with or in anticipation of a Change in Control.

10.12 “Disability”.  A physical or mental condition entitling the Executive to benefits under the applicable long-term disability plan of the Company or a Subsidiary, or if no such plan exists, a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) or as determined by the Company in accordance with applicable laws.

10.13 “Effective Date”.  January 1, 2010.

10.14 “Eligible Pay”.  The sum of (a) the Executive’s annual base salary immediately prior to the Executive’s Termination Date, or if higher, the Executive’s highest annual base salary rate as in effect at any time during the one hundred eighty (180) day period immediately prior to the Change in Control, and (b) the Executive’s target annual (but not long-term) incentive award for the year in which occurs the Covered Termination, or if higher, the Executive’s target annual (but not long-term) incentive award for the year in which occurs the Change in Control.

10.15 “Employment Period”.  The period commencing on the date a Change in Control occurs and ending on the earlier of (a)  the second anniversary of such date or (b) the Executive’s attainment of age 65.

10.16 “ERISA”.  The Employee Retirement Income Security Act of 1974, as amended.

10.17 “Executive”.  An employee of the Company or a Subsidiary who has been designated by the Compensation Committee of the Board for participation in the Plan and who is identified on Appendix A, and such additional employees who may be designated by the Compensation Committee of the Board as being eligible to participate in the Plan.

10.18 “Good Reason”.  The term “Good Reason” means:

(i)	any breach by the Company of the terms and conditions set forth in Section 2 of the Plan;

(ii)
the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions held with the Company or a Subsidiary on the date of the Change in Control or any other positions with the Company or a Subsidiary to which the Executive shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Company of the Executive’s employment for Cause or by reason of Disability;

(iii)
a good faith determination by the Executive that there has been a significant adverse change, without the Executive’s written consent, in the Executive’s working conditions or status with the Company or a Subsidiary from such working conditions or status in effect at any time during the one hundred eighty (180) day period immediately prior to the Change in Control, including but not limited to a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities; or

(iv)	failure by the Company to obtain the agreement described in Section 8.5.

An event or circumstance described in Section 10.18(i), (ii) or (iii) above shall constitute Good Reason for the Executive’s Termination of Employment only if the Executive, prior to terminating employment, provides written notice to the Company of the events or circumstances claimed by the Executive to constitute Good Reason and the Company does not, by the first to occur of fifteen (15) days following the date of the Executive’s notice or the date that is one day prior to the end of the Employment Period, cure the alleged breach and reinstates the Executive to an employment status (and with relevant terms and conditions) that do not constitute Good Reason.

10.19 “Person”.  Any individual, firm, partnership, corporation, limited liability corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert; provided that in the case of a merger, consolidation or reorganization of the Company with any other corporation or a share exchange involving the Company, the shareholders of the other corporation that is a party to the merger, consolidation, reorganization or share exchange shall not be considered to be acting in concert for purposes of applying Section 10.7(a).

10.20 “Plan”.  The Integrys Energy Group, Inc. Executive Change in Control Severance Plan, as set forth herein, and as it may be amended from time to time.

10.21 “Plan Administrator”.  The term “Plan Administrator” means the Compensation Committee of the Board or such other person or persons appointed from time to time by the Compensation Committee of the Board to administer the Plan.

10.22 “Release of Claims”.  A written release of rights and claims in a form acceptable to the Company that relates to all claims or liabilities of any kind relating to an Executive’s employment with the Company or a Subsidiary and the termination of the Executive’s employment, and that must be executed by the Executive (and not revoked) as a condition of receiving benefits under the Plan.

10.23 “Separation from Service”.  The term “Separation from Service” means the date on which the Executive has a Termination of Employment or if later, separates from service (within the meaning of Code Section 409A) from the Company and each other corporation, trade or business that, with the Company, constitutes a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Sections 414(b) or (c).  For this purpose, Code Sections 414(b) and (c) shall be applied by substituting “at least 50 percent” for “at least 80 percent” each place it appears therein or in the regulations promulgated thereunder.  Specifically, if the Executive continues to provide services to the Company or an affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service.

10.24 “Severance Multiple”.  For each Executive, the multiple determined pursuant to Appendix A or otherwise assigned, prior to the Change in Control, to the Executive by the Compensation Committee of the Board.

10.25 “Subsidiary” or “Subsidiaries”.  A corporation, limited liability corporation, partnership or other entity that, either directly or through one or more other entities, is one hundred percent (100%) owned by the Company.

10.26 “Termination of Employment”.  Termination of Employment means (a) the involuntary termination of an Executive’s employment by the Company or a Subsidiary, other than for Cause, death or Disability or (b) a termination of an Executive’s employment by the Executive for Good Reason, in each case, following a Change in Control and during the Executive’s Employment Period.  A “Termination of Employment” shall occur when the Company reasonably anticipates that no further services will be performed by the Executive for the Company after a certain date or that the level of bona fide services the Executive will perform after such date as an employee of the Company will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Company over the immediately preceding thirty-six (36) month period (or such lesser period of services).  For purposes of this definition, the term Company includes each other corporation, trade or business that, with the Company, constitutes a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Sections 414(b) or (c).  For this purpose, Code Sections 414(b) and (c) shall be applied by substituting “at least 50 percent” for “at least 80 percent” each place it appears therein or in the regulations promulgated thereunder.  An Executive is not considered to have a Termination of Employment if the Executive is absent from active employment due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed the greater of (i) six (6) months, or (ii) the period during which the Executive’s right to reemployment by the Company or controlled group member is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a Termination of Employment.

10.27 “Termination Date”.  Termination Date means the date on which an Executive incurs a Termination of Employment.

INTEGRYS ENERGY GROUP, INC.

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

APPENDIX A

Covered Executive	Title	Severance Multiple	Effective Date of Participation
William D. Laakso	Vice President of Human Resources	2.0	January 1, 2010
James Schott	Vice President External Affairs	2.0	March 21, 2010